Exhibit 4.26

SALE OF BUSINESS AGREEMENT

between

HARMONY GOLD MINING COMPANY LIMITED

and

EVANDER GOLD MINES LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	5
4	PURCHASE AND SALE	6
5	PURCHASE CONSIDERATION AND PAYMENT	6
6	VALUE-ADDED TAX	6
7	CLOSING	7
8	BUSINESS LIABILITIES	8
9	TRANSFERRING EMPLOYEES	8
10	GENERAL WARRANTIES	12
11	WARRANTIES OR REPRESENTATIONS BY THE SELLER	13
12	PUBLICITY	13
13	SUPPORT	13
14	BREACH	14
15	TERMINATION	15
16	DISPUTE RESOLUTION	15
17	NOTICES AND DOMICILIA	16
18	BENEFIT OF THE AGREEMENT	17
19	APPLICABLE LAW AND JURISDICTION	17
20	WHOLE AGREEMENT	17
21	VARIATIONS TO BE IN WRITING	18
22	NO INDULGENCES	18
23	NO WAIVER OR SUSPENSION OF RIGHTS	18
24	PROVISIONS SEVERABLE	18
25	CONTINUING EFFECTIVENESS OF CERTAIN PROVISIONS	19
26	NO ASSIGNMENT	19
27	COSTS	19
28	SIGNATURE	19

1	PARTIES

1.1	The parties to this Agreement are –

1.1.1	Harmony Gold Mining Company Limited; and

1.1.2	Evander Gold Mines Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2	“Agreement” means the sale of business agreement as set out in this document, including all annexures hereto;

2.1.3	“Business” means the Seller’s business of procuring for or providing for reward its employees to the Purchaser;

2.1.4	“Business Liabilities” means the Seller’s liabilities to the Transferring Employees as provided for in clauses 9.2.1, 9.2.2 and 9.2.3;

2.1.5	“Closing Date” means the “Closing Date” as defined in the Sale of Shares and Claims Agreement;

2.1.6	“Harmony ESOP” means the Seller’s broad-based employee share ownership plan approved by its shareholders at its Annual General Meeting held on 1 December 2010, as amended by its shareholders on 30 November 2011;

2.1.7	“Labour Relations Act” means the Labour Relations Act 66 of 1995;

2.1.8	“Pan African” means Pan African Resources PLC, registration number 3937466, a limited liability public company duly incorporated and registered in England and Wales;

2.1.9	“Parties” means the parties listed in clause 1.1, and “Party” shall be a reference to either one of them as the context requires;

2.1.10	“Profit Share Scheme” means the scheme referred to as the “Harmony Profit Share Scheme”, which forms part of the Agreement entered into on 2 August 2011 between the Chamber of Mines and certain representative trade unions regarding the review of wages and other conditions of employment of certain gold mining companies for the period commencing on 1 July 2011 and terminating on 30 June 2013;

2.1.11	“Purchase Consideration” means the Purchase Consideration payable by the Purchaser to the Seller as consideration for the sale of the Business, being R1.00 (one rand), inclusive of VAT, at the rate of 0% (zero percent);

2.1.12	“Purchaser” means Evander Gold Mines Limited, registration number 1963/006226/06, a limited liability public company duly incorporated in accordance with the laws of South Africa;

2.1.13	“Rands” or “R” means the official currency of South Africa;

2.1.14	“Sale” means the sale of the Business by the Seller to the Purchaser in terms of this Agreement;

2.1.15	“Sale Agreement Purchaser” means Emerald Panther Investments 91 Proprietary Limited, registration number 2012/050034/07, a private company duly incorporated in South Africa;

2.1.16	“Sale of Shares and Claims Agreement” means the sale of shares and claims agreement concluded or to be concluded between the Purchaser, the Seller, Pan African and the Sale Agreement Purchaser, in terms of which the Sale Agreement Purchaser purchases (i) the entire issued share capital of the Purchaser and (ii) all amounts owing by the Purchaser to the Seller on the Closing Date by way of loan account, from the Seller;

2.1.17	“Seller” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a private company duly incorporated in accordance with the laws of South Africa;

2.1.18	“Signature Date” means the date of signature of this Agreement by the last Party to sign it;

2.1.19	“Share Rights” means options, share appreciation rights, performance share rights and any other rights, but specifically excludes rights under the Harmony ESOP;

2.1.20	“South Africa” means the Republic of South Africa;

2.1.21	“Transferring Employees” means all of the employees employed by the Seller and who render services to, or perform work for the Purchaser as at the Closing Date;

2.1.22	“VAT” means value-added tax levied in terms of the VAT Act; and

2.1.23	“VAT Act” means the Value-Added Tax Act, 89 of 1991.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa;

2.2.2.4	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards;

policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning and

2.3.4	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16	In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3	INTRODUCTION

3.1	The Seller undertakes the Business as a going concern and wishes to sell the Business to the Purchaser, and the Purchaser in turn wishes to purchase the Business, as a going concern, on the terms and subject to the conditions of this Agreement.

3.2	The Parties wish to record their agreement, in writing, on the terms and conditions set out herein.

4	PURCHASE AND SALE

4.1	On and with effect from the Closing Date, the Seller hereby sells the Business to the Purchaser, which hereby purchases the Business, on the terms and subject to the conditions set out in this Agreement.

4.2	Notwithstanding the Signature Date, ownership of, and all of the risk in and benefits attaching to, the Business shall pass to the Purchaser on and with effect from the Closing Date.

5	PURCHASE CONSIDERATION AND PAYMENT

5.1	The Purchaser shall pay the Purchase Consideration to the Seller on the Closing Date in cash.

5.2	The payment of the Purchase Consideration in terms of clause 5.1 by the Purchaser shall constitute a valid and proper discharge by the Purchaser of its obligations to the Seller to pay the Purchase Consideration in terms of clause 5.1.

6	VALUE-ADDED TAX

6.1	The Parties have agreed that –

6.1.1	the Sale is the sale of an enterprise which is capable of separate operation;

6.1.2	such enterprise is sold as a going concern;

6.1.3	at the Signature Date and the Closing Date, such enterprise is and will be an income earning activity and will be transferred as such;

6.1.4	all the assets of such enterprise necessary for its continued operation are being sold in terms hereof; and

6.1.5	the Purchase Consideration is inclusive of VAT at the rate of 0% (zero percent).

6.2	Each of the Seller and the Purchaser warrants that it is, registered as a vendor in terms of the VAT Act.

6.3	The Seller will, if so requested by the Purchaser, furnish to the Purchaser the appropriate tax invoice (on a zero rated basis) by not later than the Closing Date.

6.4	Should for any reason VAT be payable by the Seller at the standard rate in respect of the disposal of the Business, then the Purchase Consideration in respect thereof shall be deemed to be exclusive of VAT and the Purchaser shall be obliged, on written demand from the Seller, to pay, in addition to such Purchase Consideration, the amount of such VAT to the Seller 2 (two) business days prior to the date upon which the Seller is required to pay such VAT to the South African Revenue Service, against delivery by the Seller to the Purchaser of an appropriate tax invoice.

7	CLOSING

On the Closing Date, the Seller will –

7.1	give possession of the Business to the Purchaser and place the Purchaser in control of the Business; and

7.2	deliver to the Purchaser –

7.2.1	a list of the Transferring Employees;

7.2.2	the details relating to each Transferring Employee, being his or her position, the existence or otherwise of a written employment agreement in respect of that Transferring Employee, the date on which his or her employment commenced and the length of the continuity of his or her employment, the notice period applicable to the termination of his or her employment and the total remuneration package (including all financial benefits enjoyed by such Transferring Employee) on a “cost to company” basis; and

7.2.3	to the extent to which they exist, all books, records and other relevant documents pertaining solely to the Business, provided that –

7.2.3.1	insofar as the Seller is obliged in law to retain any such book, record or document, it shall deliver a photocopy thereof to the Purchaser; and

7.2.3.2	if the Seller requires, at any time after the Closing Date, to make copies of or inspect any such book, record or document relating to any period prior to the Closing Date, in terms of or in order to comply with any law or other legal obligation, it shall be entitled to do so during normal business hours upon reasonable notice to the Purchaser.

8	BUSINESS LIABILITIES

8.1	Against compliance by the Purchaser with its obligation under clause 5.1 –

8.1.1	the Seller hereby delegates the Business Liabilities to the Purchaser with effect from the Closing Date; and

8.1.2	the Purchaser hereby accepts such delegation and assumes the Business Liabilities with effect from the Closing Date.

8.2	The Purchaser undertakes to discharge such Business Liabilities as and when they fall due.

8.3	The Purchaser hereby indemnifies and holds the Seller harmless against all claims, damage, loss and/or expense which may be made against and/or suffered by the Seller in connection with and/or arising from the Business Liabilities or in respect of the Purchaser’s failure to discharge the Business Liabilities timeously.

9	TRANSFERRING EMPLOYEES

9.1	The Parties agree that with effect from the Closing Date, section 197(2) of the Labour Relations Act shall be applicable in relation to the Transferring Employees and that accordingly –

9.1.1	the Purchaser is automatically substituted as the “New Employer” in the place of the Seller as the “Old Employer” in respect of all contracts of employment in existence as at the Closing Date, between the Seller and the Transferring Employees;

9.1.2	all the rights and obligations between the Seller and the Transferring Employees as at the Closing Date shall continue in force as if they had been rights and obligations between the Purchaser and the Transferring Employees; and

9.1.3	anything done before the Closing Date by or in relation to the Seller, including the dismissal of any Transferring Employee or the commission of an unfair labour practice or act of unfair discrimination, is not considered to have been done by or in relation to the Purchaser and –

9.1.3.1	the Seller hereby indemnifies the Purchaser against, and undertakes to reimburse the Purchaser in respect of, any lawful claim and taxed legal costs paid to any Transferring Employee by the Purchaser (including any legal costs incurred by the Purchaser in defending any such claim) relating to any term or condition of employment (other than relating to severance pay liability), the dismissal of an Transferring Employee, the commission of an unfair labour practice or an act of unfair dismissal, but only in respect of claims, the cause of action of which arose prior to the Closing Date, following a determination in favour of the Transferring Employee in question by a competent court or tribunal or otherwise in accordance with a settlement agreement approved by the Seller; provided that the Seller shall by way of adequate notice have been given the opportunity, by the Purchaser, of participating, in its discretion, personally in the defence or settlement of the claim and shall then have failed to comply with the payment terms of any settlement or order of damages awarded by the court of competent jurisdiction, including any award of such legal costs;

9.1.3.2	where the Seller participates in the defence or settlement of the claim it shall do so actively and diligently and –

9.1.3.2.1	afford the Purchaser a reasonable opportunity to be present at and to participate in all discussions and meetings which are held by the Seller or by any counsel, attorney or third party (acting on behalf of the Seller) in connection with such defence;

9.1.3.2.2	without unreasonable delay, and from time to time, provide the Purchaser with the same information which the Seller has in its possession or under its control, the intention being that the Purchaser should be as well informed, at all times, as the Seller is informed; and

9.1.3.2.3	permit the Purchaser to express its views and opinions from time to time in regard to the defence of the claim;

9.1.3.2.4	for so long as the Seller is conducting the defence of the claim in accordance with the provisions of this clause 9.1.3 –

9.1.3.2.4.1	the Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Seller (which consent shall not be unreasonably withheld); and

9.1.3.2.4.2	the Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld); and

9.1.4	the transfer does not interrupt the continuity of employment of the Transferring Employees, or any of them, and the contracts of employment of the Transferring Employees, or any of them, continue with the Purchaser as if with the Seller.

9.2	The Seller and the Purchaser hereby agree, for the purpose of section 197(7) of the Labour Relations Act, that –

9.2.1	the valuation as at the Closing Date of the leave pay accrued to the Transferring Employees shall be undertaken by the Seller as at the Closing Date, and shall be due to each of the Transferring Employees as indicated in a written schedule which the Seller shall prepare and deliver to the Purchaser by not later than 20 (twenty) days after the Closing Date;

9.2.2	the Seller shall prepare and deliver to the Purchaser by not later than 20 (twenty) days after the Closing Date a written schedule setting out the amounts to which the Transferring Employees would be entitled, as at the Closing Date, in the event that the Transferring Employees were to be dismissed as at the Closing Date by reason of the Seller’s operational requirements (“Potential Severance Pay”); and

9.2.3	the value of any other payments that will have accrued as at the Closing Date to the Transferring Employees but will not have been paid to them by the Seller, will be an amount which the Seller shall determine as at the Closing Date and will be payable to the Transferring Employees as indicated in a written schedule which the Seller shall prepare and deliver to the Purchaser by not than 20 (twenty) days after the Closing Date.

9.3	The Seller and the Purchaser hereby agree, for the purposes of section 197(7)(b) of the Labour Relations Act, that –

9.3.1	to the extent that any of the amounts referred to in clause 9.2 shall be payable to the Transferring Employees or any of them, the Purchaser is responsible for paying all of the amounts referred to in clause 9.2, it being specifically recorded that there shall be no apportionment of liability between the Seller and the Purchaser, and that the Purchaser shall be responsible for and shall pay the full amounts specified in clauses 9.2.1, 9.2.2 and 9.2.3, provided that the Seller shall remain liable for payments to the Transferring Employees that will have accrued in terms of the Harmony ESOP, Share Rights and the Profit Share Scheme as at the Closing Date as set out in the Sale of Shares and Claims Agreement; and

9.3.2	there is no intention, as at the Signature Date and as at the Closing Date, that any of the Transferring Employees will be dismissed by reason of the operational requirements of the Purchaser, and consequently it is not intended that the amount as specified in terms of clause 9.2.2 will become payable to any of the Transferring Employees. In so far as the Purchaser undertakes, after the Closing Date, a process in accordance with section 189 of the Labour Relations Act which results in the dismissal, by reason of the operational requirements of the Purchaser, as employer, of any Transferring Employee who transferred employment in the context of this clause 8, then the Purchaser, as employer, shall be solely responsible for all severance pay expenditure due to any such Transferring Employee which will arise, including the amount of the Potential Severance Pay.

9.4	The Seller hereby undertakes to disclose the terms agreed with the Purchaser in clause 9.3 to the Transferring Employees in compliance with the provisions of section 197(7)(c) of the Labour Relations Act by no later than the Closing Date.

9.5	The Seller shall have no claim of whatsoever nature against the Purchaser arising from any industrial action or unrest on the part of the Transferring Employees, or any of them, prior to the Closing Date and the Purchaser shall have no claim of whatsoever nature against the Seller in respect of any industrial action or unrest on the part of the Transferring Employees, or any of them, with effect from the Closing Date.

9.6	The Seller shall, prior to the Closing Date and subject to the provisions of clause 9.3, discharge all and any of its obligations to the Transferring Employees, arising from or in connection with the employment by the Seller of the Transferring Employees prior to the Closing Date, including but not restricted to the obligations relating to bonuses and salaries prior to the Closing Date.

9.7	The contents of this clause 8 do not constitute, nor shall they be deemed to constitute a stipulation for the benefit of the Transferring Employees, nor shall the Transferring Employees, or any of them, be entitled to accept and/or to enforce any of the obligations arising in terms of and/or in connection with this clause 8.

10	GENERAL WARRANTIES

10.1	Each of the Parties hereby warrants to and in favour of the other that –

10.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

10.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

10.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

10.1.3.1	contravene any law or regulation to which that Party is subject;

10.1.3.2	contravene any provision of that Party’s constitutional documents; or

10.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; or

10.1.3.4	in the case of the Seller, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets are subject (or result in the imposition of any encumbrance upon any of the Seller’s assets).

10.2	Each of the representations and warranties given by the Parties in terms of clause 10.1, shall –

10.2.1	be a separate warranty; and

10.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement.

11	WARRANTIES OR REPRESENTATIONS BY THE SELLER

Save for those warranties and representations expressly given or made in this Agreement, no warranties or representations are given or made, in respect of the Business, or any other matter whatsoever, whether express, tacit or implied, and the Business is being sold on a voetstoots basis.

12	PUBLICITY

12.1	Subject to clause 12.3 each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any securities exchange on which the shares of either of the Parties may be listed, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.

12.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Parties, save for any announcement or other statement required to be made in terms of the provisions of any law (or by the rules of any securities exchange on which the shares of either of the Parties may be listed, where applicable), in which event the Party obliged to make such statement will first consult with the other Parties in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause.

12.3	This clause 10 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

13	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

14	BREACH

14.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 10 (ten) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

14.1.1	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

14.1.2	subject to clause 14.4, to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Neither Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if –

14.1.2.1	it is capable of being remedied, but is not so remedied within the Notice Period; or

14.1.2.2	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

14.2	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

14.3	The Aggrieved Party’s remedies in terms of this clause 14 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

14.4	Notwithstanding the aforegoing, after the closing in full of the sale recorded in the Sale of Shares and Claims Agreement, none of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the obligations of the Party in breach, together with damages, if any.

15	TERMINATION

If the Sale of Shares and Claims Agreement is terminated, cancelled or lapses for any reason whatsoever this Agreement shall immediately automatically terminate.

16	DISPUTE RESOLUTION

16.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

16.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

16.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

16.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

16.5	Any arbitration in terms of this clause 15 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

16.6	This clause 15 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

16.7	The Parties agree that the written demand by a party to the dispute in terms of clause 16.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

17	NOTICES AND DOMICILIA

17.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses –

Name	Physical Address	Telefax
Seller	Block 18	+27(0) 86 628 2332
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein

Marked for the attention of: The Chief Executive Officer

Name	Physical Address	Telefax
Purchaser	Block 18	+27(0) 86 628 2332
Randfontein Office Park
Cnr Main Reef Road and
Ward Avenue
Randfontein

with a copy to:

	First Floor, Office 101 The Firs Cnr Cradock and Bierman Avenue Rosebank	+27(0) 86 266 4266

Marked for the attention of: The General Manager

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

17.2	All notices to be given in terms of this Agreement will be given in writing and will –

17.2.1	be delivered by hand, and not by way of telefax or email; and

17.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

17.3	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 17.

18	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

19	APPLICABLE LAW AND JURISDICTION

19.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

19.2	Subject to clause 15, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

20	WHOLE AGREEMENT

20.1.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

20.1.2	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

21	VARIATIONS TO BE IN WRITING

21.1	No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

21.2	If as a result of the implementation of the terms of this Agreement it becomes apparent that any of the terms hereof result in an unintended consequence, or any of the Parties would benefit in one way or the other by the amendment of the terms hereof, the Parties undertake to, in good faith, meet and negotiate any such amendments with the other.

22	NO INDULGENCES

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23	NO WAIVER OR SUSPENSION OF RIGHTS

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

24	PROVISIONS SEVERABLE

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

25	CONTINUING EFFECTIVENESS OF CERTAIN PROVISIONS

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

26	NO ASSIGNMENT

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other Party, save as otherwise provided herein.

27	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

28	SIGNATURE

28.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

28.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

28.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

28.4	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at Sandton on 30 May 2012

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 30 May 2012

For and on behalf of
EVANDER GOLD MINES LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory